Exhibit 99

Patterson Companies Reports Second Quarter Sales and Earnings

St. Paul, MN—November 23, 2005—Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $641,697,000 for the second quarter of fiscal 2006 ended October 29, an increase of 11% from $578,237,000 in the year-earlier quarter. Excluding the impact of two acquisitions made during the past year, internally generated sales rose approximately 7%. Net income increased 5% to $44,720,000 or $0.32 per diluted share, from $42,504,000 or $0.31 per diluted share in the second quarter of fiscal 2005.

Patterson Dental, Patterson’s largest business, reported sales growth of 9% to $480,080,000 in the second quarter. The September 2005 acquisition of Accu-Bite, Inc., a Michigan-based dental distributor, accounted for approximately three percentage points of Patterson Dental’s second quarter sales growth.

•	Sales of consumable dental supplies and printed office products increased 12% in the second quarter. Excluding Accu-Bite, consumable sales were up 7%. Patterson Dental’s sales force grew to 1,535 at October 29, reflecting the addition of Accu-Bite’s sales representatives.

•	Sales of dental equipment and software rose 5% in the second quarter. During this period, the growth of Patterson Dental’s equipment business was driven by sales of CEREC® 3D dental restorative systems and digital radiography equipment.

•	Sales of other services and products, consisting primarily of parts, technical service, software support, and insurance e-claims increased 11% in the second quarter.

Sales of the Webster Veterinary unit increased 29% in the second quarter of fiscal 2006 to $82,817,000. Excluding the October 2004 acquisition of Milburn Distributions, Webster’s second quarter sales rose 14%. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 5% in the second quarter to $78,800,000.

James W. Wiltz, president and chief executive officer, commented: “Patterson’s second quarter earnings shortfall was attributable primarily to weaker than forecasted sales growth of basic dental equipment, including chairs, lights and cabinets. A below-plan performance in revenues and gross margins at the Patterson Medical unit also affected our results for this period. Consistent with prior statements, the operations of Accu-Bite had a neutral impact on Patterson’s consolidated profitability. On the positive side, our second quarter results benefited from improved growth of consumable dental supplies year over year, ongoing demand for CEREC and digital radiography systems, and the performance of our Webster Veterinary unit. Webster is benefiting from the expansion of its geographic marketplace through acquisitions and internal expansion, in addition to a new pharmaceutical distribution agreement with Pfizer.”

Wiltz added: “We believe dentists will continue to modernize their practices with new equipment that strengthens productivity and provides offices with a state-of-the-art appearance. To fully optimize this opportunity, we are taking actions to strengthen our focus on basic dental equipment. However, these measures are not expected to have a significant near-term impact on the growth rate of basic dental equipment sales. As a result, we are forecasting earnings of $0.38 to $0.40 per diluted share for the third quarter of fiscal 2006 ending January 28, 2006. For the same reason, we previously issued revised full-year earnings guidance of $1.44 to $1.46 per diluted share, down from the guidance of $1.54 to $1.58 per diluted share that was issued at the beginning of fiscal 2006. Despite our near-term challenges, we believe that Patterson’s business foundation remains strong and that our dental, veterinary and rehabilitation units can further strengthen their positions of industry leadership. As a result, we remain confident about Patterson’s long-term prospects.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744

Second Quarter Conference Call and Replay

Patterson’s second quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the second quarter conference call can be heard through November 30, 2005 by dialing by dialing 1-303-590-3000 and providing the 11044919 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 29, 2005	October 30 2004	October 29, 2005	October 30 2004
Net sales	$641,697	$578,237	$1,237,544	$1,156,180
Gross profit	219,214	204,627	426,458	408,596
Operating expenses	146,388	134,568	284,118	270,935

Operating income	72,826	70,059	142,340	137,661
Other expense, net	(1,387)	(2,164)	(2,399)	(4,560)

Income before taxes	71,439	67,895	139,941	133,101
Income taxes	26,719	25,391	52,339	49,782

Net income	$44,720	$42,504	$87,602	$83,319

Earnings per share:
Basic	$0.33	$0.31	$0.64	$0.61
Diluted	$0.32	$0.31	$0.63	$0.60

Shares:
Basic	137,554	136,737	137,427	136,630
Diluted	139,249	138,795	139,183	138,702

Gross margin	34.2%	35.4%	34.5%	35.3%
Operating expenses as a % of net sales	22.8%	23.3%	23.0%	23.4%
Operating income as a % of net sales	11.4%	12.1%	11.5%	11.9%
Effective tax rate	37.4%	37.4%	37.4%	37.4%
Return on net sales	7.0%	7.4%	7.1%	7.2%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 29, 2005	April 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$152,060	$245,931
Receivables, net	341,258	317,168
Inventory	237,011	206,405
Prepaid expenses and other current assets	30,088	30,533

Total current assets	760,417	800,037

Property and equipment, net	119,820	97,178
Goodwill and other intangible assets	760,541	746,079
Other	142,334	42,007

Total Assets	$1,783,112	$1,685,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$173,096	$160,954
Other accrued liabilities	134,329	141,307
Current maturities of long-term debt	21,527	20,027

Total current liabilities	328,952	322,288

Long-term debt	290,016	301,530
Other non-current liabilities	51,668	46,411

Total liabilities	670,636	670,229

Stockholders’ equity	1,112,476	1,015,072

Total Liabilities and Stockholders’ Equity	$1,783,112	$1,685,301

NOTE: Certain amounts previously reported have been reclassified to conform with the current presentation.

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Consolidated Net Sales
Consumable and printed products	$418,010	$367,140	$818,350	$757,003
Equipment and software	176,724	167,675	326,787	312,659
Other	46,963	43,422	92,407	86,518

Total	$641,697	$578,237	$1,237,544	$1,156,180

Dental Supply
Consumable and printed products	$271,798	$243,472	$523,528	$496,599
Equipment and software	166,200	157,498	305,712	291,583
Other	42,082	37,948	82,896	76,353

Total	$480,080	$438,918	$912,136	$864,535

Rehabilitation Supply
Consumable and printed products	$67,930	$64,335	$135,587	$129,864
Equipment	7,214	7,443	14,744	15,700
Other	3,656	3,427	7,019	6,886

Total	$78,800	$75,205	$157,350	$152,450

Veterinary Supply
Consumable and printed products	$78,282	$59,333	$159,235	$130,540
Equipment	3,310	2,734	6,331	5,376
Other	1,225	2,047	2,492	3,279

Total	$82,817	$64,114	$168,058	$139,195

Other (Expense) Income, net
Interest income	$1,479	$1,180	$3,575	$2,501
Interest expense	(3,109)	(3,791)	(6,186)	(7,549)
Other	243	447	212	488

	$(1,387)	$(2,164)	$(2,399)	$(4,560)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 29, 2005	October 30, 2004
Operating activities:
Net income	$87,602	$83,319
Depreciation & amortization	10,928	13,234
Stock-based compensation	390	—
Change in assets and liabilities, net of acquired	(31,016)	28,858

Net cash provided by operating activities	67,904	125,411

Investing activities:
Additions to property and equipment, net	(27,166)	(13,386)
Acquisitions	(32,728)	(72,762)
Distribution agreement	(100,000)	—
Sale (purchase) of investments, net	9,369	(12,373)

Net cash used in investing activities	(150,525)	(98,521)

Net cash used in financing activities	(1,881)	(48,244)

Net decrease in cash and cash equivalents	$(84,502)	$(21,354)